Exhibit 99.2

REGIS BOARD TO EVALUATE STRATEGIC ALTERNATIVES

TO ENHANCE SHAREHOLDER VALUE

MINNEAPOLIS, Minnesota, August 4, 2010 — Regis Corporation (NYSE:RGS) today announced that its Board of Directors has authorized the exploration of strategic alternatives to enhance shareholder value.  There can be no assurance that the review of strategic alternatives will result in any agreement or transaction.  The Company does not intend to disclose developments with respect to this review unless and until the Board of Directors has approved a specific course of action.

“Our Board is committed to enhancing shareholder value and regularly evaluates our options to achieve that goal. During the past year, the Board and management team have taken numerous concrete steps, including reducing overhead expenses and efficiently managing working capital and international cash balances.  We have also successfully modified our existing debt covenants and completed a capital raise of $336 million.  These transactions effectively re-equitized our balance sheet, improved our leverage ratios and significantly reduced the risk associated with our loan covenants.  In order to further enhance shareholder value, our Board has now instructed our financial advisors to review the various strategic options available to the company,” said Paul D. Finkelstein, Chairman and Chief Executive Officer.

Regis has retained Peter J. Solomon Company, L.P. as its financial advisor and Faegre & Benson LLP and Wachtell, Lipton, Rosen & Katz as its legal advisors.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of March 31, 2010, the Company owned, franchised or held ownership interests in over 12,700 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, Sassoon Salon, Regis Salons, MasterCuts, SmartStyle, Cost Cutters, Cool Cuts 4 Kids and Hair Club for Men and Women. In addition, Regis maintains an ownership interest in Provalliance, which operates salons primarily in Europe, under the brands of Jean Louis David, Franck Provost and Saint Algue. Regis also maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan. System-wide, these and other concepts are located in the U.S. and in over 30 other countries in North America, South America, Europe, Africa and Asia. For additional information about the company, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link: http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release contains ‘forward-looking statements’ within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The forward—looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, ‘may,’ ‘believe,’ ‘project,’ ‘forecast,’ ‘expect,’ ‘estimate,’ ‘anticipate’ and ‘plan.’ In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include the results and impact of the Company’s announcement to explore strategic alternatives, competition within the personal hair care industry, which remains strong, both domestically and internationally; price sensitivity; changes in economic conditions, and in particular, continued weakness in the U.S. and global economies; changes in consumer tastes and fashion trends; the ability of the Company to implement its planned spending and cost reduction plan and to continue to maintain compliance with the financial covenants in its credit agreements; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations and financing for new salon development and to maintain satisfactory relationships with landlords and other licensors with respect to existing locations; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify, acquire and integrate salons that support its growth objectives; the ability of the Company to maintain satisfactory relationships with suppliers; the ability of the Company to consummate the planned closure of salons and the related realization of the anticipated costs, benefits and time frame; or other factors not listed above. The ability of the Company to meet its expected revenue target is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. Except as required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

CONTACTS

REGIS CORPORATION

Mark Fosland, 952-806-1707

Vice President, Finance

Alex Forliti, 952-806-1767

Director, Finance-Investor Relations

Kelly Sullivan

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449